Exhibit 99.2

EARNINGS RELEASE

August 16, 2004

Contact

John A. Kennedy, Chief Executive Officer

John D. Huddleston, Chief Financial Officer

425-637-1188

PACIFICA BANCORP, INC., REPORTS INCREASE IN 2ND QUARTER EARNINGS

NET INCOME RISES TO $762,000. COMPANY CITES POSITIVE IMPROVEMENTS IN OPERATIONAL INDICATORS.

Bellevue, Wash. – August 16, 2004 – Pacifica Bancorp, Inc. (“Pacifica” or “the Company”), parent company of Pacifica Bank (www.pacificabank.com), today announced net income of $762,000, or $0.23 per diluted share for the second quarter of 2004, up 307% from net income of $187,000, or $0.06 per diluted share for the same period of 2003. Overall results of operations for the second quarter of 2004 improved substantially from the same period in 2003, in part due to a significant transfer to earnings of excess funds in the reserve for loan losses. The improvement in earnings was also due to several other factors, including an increase in net interest margin, an increase in loan growth, and no losses from discontinued operations.

SECOND QUARTER HIGHLIGHTS

•	Net income of $762,000, up 307% from 2nd quarter 2003

•	Earnings per diluted share of $0.23, up 283% from the prior year

•	Increased net interest margin to 4.96% from 4.30% during the second quarter of 2003

•	Increased average loans to $123.4 million compared to $106.8 million for the same period in 2003, a 16% increase

•	Continued improvement in credit quality which allowed a transfer of excess loan loss reserves into earnings of $330,000, compared to $90,000 during the same period in 2003

•	Return on average assets (ROA) of 1.82%, or 1.03% excluding the transfer of excess loan loss reserves to earnings

•	Return on average equity (ROE) of 22.27%, or 12.62% excluding the transfer of excess loan loss reserves to earnings

Financial Condition

As of June 30, 2004, Pacifica had assets of $177.9 million, an increase of $16 million, or 10%, from $161.9 million at December 31, 2003. Net loans increased $6 million, or 5%, to $120.6 million at June 30, 2004- from $114.5 million at December 31, 2003. The Company’s investment portfolio decreased $492,000, or 2%, to $26.9 million at June 30, 2004- from $27.4 million at December 31, 2003. Deposits increased 14% to $152.2 million at June 30, 2004- from $133.7 million at December 31, 2003. Shareholders’ equity was $14.1 million at June 30, 2004, up $1.46 million, or 12%, from $12.6 million at December 31, 2003.

“We are extremely pleased with the continued progress in Pacifica Bancorp’s results. Our positive second quarter results are a direct reflection of a relentless focus on strengthening Pacifica’s balance sheet”, notes John Kennedy, President and CEO of Pacifica Bancorp. “We are very pleased we have been able to successfully increase our loan volume while continuing to improve our net interest margin. We have all worked very hard to position Pacifica Bank for a successful future. This has been a complete team effort and I am proud of the dedication of all Pacifica employees”, continues Mr. Kennedy.

Net Interest Income

Net interest income for the second quarter of 2004 increased by $392,000, or 24%, to $2.0 million compared to $1.6 million in the second quarter of 2003. The increase in net interest income reflects the effect of the repricing of time certificates of deposit and money market accounts to a lower average rate as well as the redemption of the Company’s mandatory redeemable preferred stock during the second half of 2003. This increase is also due to increased average balances in our loan portfolio to $123.4 million during the second quarter of 2004, up $16.7 million, compared to the same period during 2003. The Company has also been focusing on improving its funding mix to include more non-interest bearing deposits and borrowed funds. Average non-interest bearing deposits and borrowed funds were $14.5 million and $11.5 million, respectively, for the second quarter of 2004- compared to $12.8 million and $391,000 for the same period during 2003. Compared with the second quarter of 2003, average earning assets increased approximately $11.5 million, or 8%, to $162.0 million while average interest-bearing liabilities increased $10.0 million, or 8%, to $138.5 million for the second quarter of 2004.

Net interest income for the first six months of 2004 increased $748,000, or 23%, to $3.9 million, compared to $3.2 million in the same period of 2003. The increase in net interest income reflects the effect of the repricing of time certificates of deposit and money market accounts to a lower average rate as well as the redemption of the Company’s mandatory redeemable preferred stock during the second half of 2003. This increase is also due to increased average balances in our loan portfolio to $122.6 million during the first six months of 2004, up $16 million, compared to the same period during 2003. The Company continues to focus on improving its funding mix to include more non-interest bearing deposits and borrowed funds. Average non-interest bearing deposits and borrowed funds were $14.1 million and $11.5 million, respectively, for the first six months of 2004 compared to $12.6 million and $656,000 for the same period during 2004. Compared with the same period of 2003, average earning assets increased approximately $7.5 million, or 5%, to $158.8 million while average interest-bearing liabilities increased $6.5 million, or 5%, to $136.0 million for the first six months of 2004.

Non-interest Income

Non-interest income decreased by $26,000, or 11%, to $201,000 in the second quarter of 2004, compared with $227,000 for the same period in 2003. The decrease for the second quarter was due primarily to the $76,000 decline in net gains on sold and called securities for the second quarter of 2004, compared to the same period during 2003, as no securities were called or sold during the second quarter of 2004. Service charges on deposits were down for the second quarter while international banking service fees and appreciation of Bank Owned Life Insurance (BOLI) were up.

For the first six months of 2004, non-interest income increased by $4,000, or 1%, to $420,000 as compared to $416,000 in the same period of 2003. This increase in non-interest income is particularly noteworthy due to the decrease in net gains on called or sold securities of $74,000 for the first six months of 2004, as compared to the same period during 2003. International banking service fee income increased as well as BOLI income and other related income. Service charges on deposits decreased for the first six months of 2004 compared to the same period during 2003.

Non-interest Expense

Non-interest expense increased $62,000, or 4%, for the second quarter of 2004, to $1.78 million, and $186,000, or 6%, to $3.4 million for the first six months of 2004, compared with the same periods in 2003.

Salaries and employee benefits expense were approximately $974,000 and $1.9 million for the second quarter and first six months of 2004, respectively, up $103,000, or 12%, and $222,000, or 13%, from the same periods of 2003. The increase was primarily a result of the monthly employee incentive accrual and the lender incentive plan the Company has in place to encourage long-term loan growth. Pacifica did not accrue monthly for incentive plans during 2003. Pacifica had 48 full-time equivalent employees at June 30, 2004, compared with 51 full-time equivalent employees at June 30, 2003.

Occupancy and equipment expense was $315,000 for the second quarter of 2004 and $628,000 for the first six months of 2004, down $4,000 or 1% and $5,000 or 1%, respectively, from the same periods in 2003.

Total other expenses were $490,000 in the second quarter of 2004 and $866,000 for the first six months of 2004, down $37,000, or 7%, and $31,000, or 3%, respectively, from the same periods in 2003. The decreases were due primarily to the decreased cost of the FDIC assessment and loan collection expenses due to the improvement of the credit quality in the loan portfolio.

Pacifica Bancorp, Inc. is a bank holding company for its wholly owned subsidiary, Pacifica Bank (the “Bank”). The Bank is a Washington state-chartered commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank offers a full range of commercial banking services through its offices in Bellevue and Seattle, Washington. For more information visit our web site at www.pacificabank.com.

Note Regarding Forward-Looking Information

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to update these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Other than statements of historical fact regarding our financial position, business strategies and management’s plans and objectives for future operations are forward-looking statements. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Pacifica or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; general trends in the local, regional and national banking industry, as well as any further similar events. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the FDIC and the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

PACIFICA BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	June 30, 2004	December 31, 2003
ASSETS
Cash and due from banks	$2,032	$3,658
Interest-bearing cash	13,540	5,010
Federal funds sold	7,815	4,425

Total cash and cash equivalents	23,387	13,093
Interest-bearing deposits in other banks	257	257
Securities available-for-sale, at fair value	26,868	27,360
Correspondent Bank stock, at cost	628	554

Total investments	27,753	28,171
Loans	122,650	116,770
Less allowance for loan losses	(2,078)	(2,230)

Total loans, net	120,572	114,540
Bank premises and equipment, net	1,816	2,019
Accrued interest receivable	800	762
Other	3,586	3,284

Total other assets	6,202	6,065

TOTAL ASSETS	$177,914	$161,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$16,504	$14,846
Interest-bearing	135,649	118,866

Total deposits	152,153	133,712
Accrued interest payable	604	615
Other accrued liabilities	357	608
Other borrowings	10,726	14,320

Total other liabilities	11,687	15,543

Total liabilities	163,840	149,255

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 shares authorized, 3,243,283 and 3,233,008 shares issued and outstanding at June 30, 2004, and December 31, 2003	15,965	15,914
Accumulated deficit	(1,459)	(3,093)
Accumulated other comprehensive income (loss), net of tax	(432)	(207)

Total shareholders’ equity	14,074	12,614

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$177,914	$161,869

PACIFICA BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except for per share data)	2004	2003	2004	2003
INTEREST INCOME
Loans, including fees	$2,187	$1,974	$4,339	$3,979
Investments and interest-bearing deposits	366	350	725	673
Federal funds sold	14	36	21	75

Total interest income	2,567	2,360	5,085	4,727

INTEREST EXPENSE
Deposits	485	703	989	1,455
Borrowings	72	—	153	—
Mandatory redeemable preferred stock	—	39	—	77

Total interest expense	557	742	1,142	1,532

NET INTEREST INCOME	2,010	1,618	3,943	3,195
PROVISION FOR LOAN LOSSES	(330)	(90)	(725)	(90)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,340	1,708	4,668	3,285

NONINTEREST INCOME
Service fees	31	37	58	79
Other income	170	114	327	228
Gain on sold and called available for sale securities	—	76	35	109

Total noninterest income	201	227	420	416

NONINTEREST EXPENSES
Salaries and employee benefits	974	871	1,944	1,722
Occupancy and equipment	315	319	628	633
Other expenses	490	527	866	897

Total noninterest expenses	1,779	1,717	3,438	3,252

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	762	218	1,650	449
INCOME TAXES	—	—	(16)	—

INCOME FROM CONTINUING OPERATIONS	762	218	1,634	449
Loss from discontinued operations	—	(23)	—	(148)

NET INCOME	$762	$195	$1,634	$301
Less accrued perpetual preferred stock dividends	—	(8)	—	(16)

NET INCOME TO COMMON SHAREHOLDERS	$762	$187	$1,634	$285

NET INCOME (LOSS) PER SHARE TO COMMON SHAREHOLDERS:
Basic
Continuing operations, net of tax	0.24	0.07	0.51	0.14
Discontinued operations	$—	$(0.01)	$—	$(0.05)

Total	$0.24	$0.06	$0.51	$0.09

Diluted
Continuing operations, net of tax	$0.23	$0.07	$0.49	$0.13
Discontinued operations	$—	$(0.01)	$—	$(0.04)

Total	$0.23	$0.06	$0.49	$0.09

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	3,234,868	3,260,368	3,234,868	3,260,368

Diluted	3,340,497	3,261,948	3,328,673	3,262,448